Exhibit 5

February 20, 2007

Vectren Corporation

One Vectren Square

Evansville, Indiana 47708

Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Vectren Corporation, an Indiana corporation (the “Corporation”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of its common stock, without par value, and related common share purchase rights (the “Shares”), in amounts, at prices and on terms to be determined at the time of an offering. We have examined such records and documents and have made such investigation of law as we have deemed necessary in the circumstances.

Based on that examination and investigation, it is our opinion that the Shares will be legally issued, fully paid and nonassessable when: (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act; (ii) a prospectus supplement with respect to the sale of such Shares shall have been filed with the SEC in compliance with the Securities Act and the rules and regulations thereunder; (iii) the Corporation’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Articles of Incorporation of the Corporation authorizing the issuance and sale of such Shares; and (iv) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered in accordance with the applicable definitive purchase, underwriting or similar agreement upon payment of the consideration therefor provided for therein.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of each issue of Shares: (i) any Shares being offered will be issued and sold as contemplated in the Registration Statement or the prospectus supplement relating thereto; (ii) the authorization thereof by the Corporation will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (iii) the Articles of Incorporation of the Corporation, as currently in effect, will not have been modified or amended and will be in full force and effect.

The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

We consent to the use of our name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Barnes & Thornburg LLP

Barnes & Thornburg LLP